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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                (Amendment No.2)*

                     INVESTMENT GRADE MUNICIPAL INCOME FUND
             -----------------------------------------------------
                                (Name of Issuer)

                                Auction Preferred
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    695931204
                                  (See Item 2E)
             -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2010
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)

CUSIP No.695931204(See Item 2E)         13G                    Page 2 of 8 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley
       I.R.S. #36-3145972
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       0
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       HC, CO
--------------------------------------------------------------------------------

CUSIP No.695931204(See Item 2E)        13G                     Page 3 of 8 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley & Co. Incorporated
       I.R.S.  #13-2655998
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       0
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       BD, CO
--------------------------------------------------------------------------------

CUSIP No.695931204(See Item 2E)       13G                      Page 4 of 8 Pages
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  INVESTMENT GRADE MUNICIPAL INCOME FUND
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  C/O UBS GLOBAL ASSET MANAGEMENT
                  12TH FLOOR 1285 AVENUE OF THE AMERICAS
                  NEW YORK NY 10019
                  --------------------------------------------------------------

Item 2.     (a)   Name of Person Filing:

                  (1) Morgan Stanley
                  (2) Morgan Stanley & Co. Incorporated
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  (1) 1585 Broadway
                      New York, NY 10036
                  (2) 1585 Broadway
                      New York, NY 10036
                  --------------------------------------------------------------
            (c)   Citizenship:

                  (1) The state of organization is Delaware.
                  (2) The state of organization is Delaware.
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Auction Preferred
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  695931204, 695931303, 461368201
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [x] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
                     Morgan Stanley & Co. Incorporated

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [x] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
                     Morgan Stanley

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

CUSIP No.695931204(See Item 2E)       13-G                     Page 5 of 8 Pages
--------------------------------------------------------------------------------

Item 4.    Ownership as of December 31, 2010.*

           The number of shares reported herein represents combined holdings in multiple series of auction rate preferred securities of the Issuer, which are treated herein as one class of securities in accordance with the Securities and Exchange Commission's Auction Rate Securities -- Global Exemptive Relief no-action letter issued on September 22, 2008.

           (a) Amount beneficially owned:
           See the response(s) to Item 9 on the attached cover page(s).

           (b) Percent of Class:
           See the response(s) to Item 11 on the attached cover page(s).

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    See the response(s) to Item 5 on the attached cover page(s).

              (ii)  Shared power to vote or to direct the vote:
                    See the response(s) to Item 6 on the attached cover page(s).

              (iii) Sole power to dispose or to direct the disposition of:
                    See the response(s) to Item 7 on the attached cover page(s).

              (iv)  Shared power to dispose or to direct the disposition of:
                    See the response(s) to Item 8 on the attached cover page(s).

Item 5.    Ownership of Five Percent or Less of a Class.

           (1) As of the date hereof, Morgan Stanley has ceased to be the beneficial owner of more than five percent of the class of securities.

           (2) As of the date hereof, Morgan Stanley & Co. Incorporated has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           See Exhibit 99.2

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

*  In Accordance with the Securities and Exchange Commission Release
No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the "MS Reporting Units") of Morgan Stanley and its subsidiaries and affiliates (collectively, "MS"). This filing does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with the Release.

CUSIP No.695931204(See Item 2E)          13-G                  Page 6 of 8 Pages
--------------------------------------------------------------------------------

                                  Signature.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       January 27, 2011

Signature:  /s/ Michael Lees
            --------------------------------------------------------------------

Name/Title: Michael Lees/Authorized Signatory, Morgan Stanley
            --------------------------------------------------------------------
            MORGAN STANLEY


Date:       January 27, 2011

Signature:  /s/ Dennine Bullard
            --------------------------------------------------------------------

Name/Title: Dennine Bullard/Authorized Signatory, Morgan Stanley & Co.
                                                  Incorporated
            --------------------------------------------------------------------
            MORGAN STANLEY & CO. INCORPORATED




EXHIBIT NO.                         EXHIBITS                                PAGE
-----------                        ----------                               ----

   99.1                       Joint Filing Agreement                          7

   99.2                       Item 7 Information                              8


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.695931204(See Item 2E)      13-G                      Page 7 of 8 Pages
--------------------------------------------------------------------------------

                        EXHIBIT NO. 99.1 TO SCHEDULE 13G
                             JOINT FILING AGREEMENT
              ----------------------------------------------------


                                January 27, 2011
              ----------------------------------------------------


              MORGAN STANLEY and MORGAN STANLEY & CO. INCORPORATED,

              hereby agree that, unless differentiated, this

              Schedule 13G is filed on behalf of each of the parties.


           MORGAN STANLEY

           BY: /s/ Michael Lees
           ---------------------------------------------------------------------
           Michael Lees/Authorized Signatory, Morgan Stanley

           MORGAN STANLEY & CO. INCORPORATED

           BY: /s/ Dennine Bullard
           ---------------------------------------------------------------------
           Dennine Bullard/Authorized Signatory, Morgan Stanley & Co.
                                                 Incorporated


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.695931204(See Item 2E)       13-G                     Page 8 of 8 Pages
--------------------------------------------------------------------------------

                                 EXHIBIT NO. 99.2
                                ------------------

                                ITEM 7 INFORMATION


             The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by

    Morgan Stanley & Co. Incorporated, a broker dealer registered under Section

    15 of the Securities Exchange Act of 1934, as amended.  Morgan Stanley & Co.

    Incorporated is a wholly-owned subsidiary of Morgan Stanley.